Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Third Quarter 2020 Results

(October 15, 2020) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the third quarter of 2020 of $2,935,000, an $11,000, or 0.4% increase, from the $2,924,000 earned during the third quarter of 2019. Net income for the nine months ended September 30, 2020, was $8,699,000, an $83,000, or 1.0% increase, over the $8,616,000 earned for the nine months ended September 30, 2019. Basic and diluted earnings per share for the third quarter of 2020 were $0.53 compared to $0.51 for the same period in 2019. Year-to-date earnings per share were $1.56 in 2020 compared to $1.51 in 2019.

The increase in net income can be primarily attributed to an increase in gains on the sale of mortgages, partially offset by a higher provision for loan losses. Gains on the sale of mortgages increased by $1,475,000, or 243.4%, for the three months ended September 30, 2020, and $2,942,000, or 214.7%, for the nine months ended September 30, 2020, compared to the prior year’s periods. Mortgage production was higher in 2020 compared to 2019, resulting in higher gains driven by the very low interest rate environment, which caused a spike in refinancing activity. The Corporation recorded a provision for the allowance for loan losses of $1,250,000 in the third quarter of 2020, compared to provision expense of $630,000 for the third quarter of 2019. For the year-to-date period ended September 30, 2020, provision expense was $2,575,000, an increase of $1,735,000, compared to the $840,000 recorded for the nine months ended September 30, 2019. The higher provision was primarily caused by a specific allocation for a commercial borrower with ongoing business concerns as well as increasing the qualitative factors across industry lines to various degrees as a result of potential forward credit concerns related to COVID-19. The allowance as a percentage of total loans was 1.42% as of September 30, 2020, and 1.28% as of September 30, 2019.

Total operating expenses increased by $1,070,000, or 13.2%, and $1,925,000, or 7.8%, for the three and nine months ended September 30, 2020, compared to the same periods in 2019. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $633,000, or 12.1%, and $1,002,000, or 6.5%, for the three and nine months ended September 30, 2020, compared to the same periods in 2019. Salary expense was up 11.6% for the quarter and 4.8% for the year-to-date period ended September 30, 2020. The year-to-date salary increase was held to a lower percentage increase as a result of an $817,000 increase in business loan salary deferral associated with the cost to book PPP loans. For both the quarter and year-to-date periods, salary expense was increased due to elevated commission expense paid out on mortgage volume. Both periods were also impacted by normal merit increases and additions to staff while the year-to-date period was also impacted by a performance bonus paid out in 2020, with no similar bonus paid in the prior year. Benefit costs increased by $185,000, or 13.6%, for the three months ended September 30, 2020, and $458,000, or 10.9%, for the nine months ended September 30, 2020, primarily due to salary-related increases and an increase in health insurance costs. Other operating expenses were higher for both periods, driven primarily by increases in software-related expenses, other outside services, operating supplies, and an increase in the provision for off balance sheet credit losses.

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ENB FINANCIAL CORP

The Corporation’s net interest income (NII) increased by $253,000, or 2.7%, and $797,000, or 2.9%, for the three and nine months ended September 30, 2020, compared to the same periods in 2019. The increase in NII primarily resulted from an increase in interest and fees on loans of $116,000, or 1.4%, and $872,000, or 3.5%, for the three and nine months ended September 30, 2020, compared to the same periods in 2019. In addition, interest expense on deposits and borrowings decreased by $456,000, or 35.0%, and $669,000, or 17.7%, for the three and nine months ended September 30, 2020, compared to the same periods in the prior year. These favorable items were partially offset by a decrease in interest income on securities of $174,000, or 9.8%, and $450,000, or 8.1%, for the three and nine months ended September 30, 2020, compared to the same periods in 2019.

Gains on the sale of securities for the three months ended September 30, 2020, were $1,000, compared to $49,000 for the three months ended September 30, 2019. For the nine months ended September 30, 2020, gains on securities transactions were $425,000, compared to $280,000 in 2019, representing a decrease of $48,000, and an increase of $145,000, respectively. With market rates declining during 2020, management was able to sell securities at higher gains compared to the prior year.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2020 were 0.89% and 9.46%, respectively, compared to 1.02% and 10.22% for the third quarter of 2019. For the nine months ended September 30, 2020, the Corporation’s annualized ROA was 0.93%, compared to 1.03% in 2019, while the ROE was 9.72%, compared to 10.64% in 2019.

As of September 30, 2020, the Corporation had total assets of $1.32 billion, up 14.9%; total stockholders’ equity of $125.3 million, up 8.4%; total deposits of $1.13 billion, up 19.0%; and total loans of $843.2 million, up 14.2%, from the balances as of September 30, 2019.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	September		%
Balance Sheet	2020	2019	Change

Securities	$366,883	$305,091	20.3%
Total loans	843,177	738,104	14.2%
Allowance for loan losses	11,996	9,474	26.6%
Total assets	1,317,001	1,145,998	14.9%
Deposits	1,126,821	946,991	19.0%
Total borrowings	61,510	79,989	-23.1%
Stockholders' equity	125,308	115,637	8.4%

	Three Months Ended		Nine Months Ended
Income Statement	September 30,		September 30,
	2020	2019	2020	2019

Net interest income	$9,542	$9,289	$28,227	$27,430
Provision for loan losses	1,250	630	2,575	840
Noninterest income	4,374	2,943	11,209	8,249
Noninterest expense	9,198	8,128	26,552	24,627
Income before taxes	3,468	3,474	10,309	10,212
Provision for income taxes	533	550	1,610	1,596
Net Income	2,935	2,924	8,699	8,616

Per Share Data
Earnings per share	0.53	0.51	1.56	1.51
Dividends per share	0.160	0.155	0.480	0.460

Earnings Ratios
Returning on average assets (ROA)	0.89%	1.02%	0.93%	1.03%
Return on average stockholders equity (ROE)	9.46%	10.22%	9.72%	10.64%
Net Interest margin	3.16%	3.55%	3.27%	3.57%
Efficency ratio	65.1%	65.7%	67.1%	68.5%

(end)

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